OFFER TO REPURCHASE
up to 2,696,734 of the Issued and Outstanding Shares of Common Stock
of
The Korea Fund, Inc.
at 98% of Net Asset Value Per Share
by
The Korea Fund, Inc.
in Exchange for Portfolio Securities of The Korea Fund, Inc.

THE OFFER TO REPURCHASE WILL EXPIRE AT MIDNIGHT, EASTERN TIME, ON OCTOBER 27, 2006, UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS LISTED IN THE OFFER TO REPURCHASE DATED SEPTEMBER 29, 2006 AND IN THE LETTER OF TRANSMITTAL DATED SEPTEMBER 29, 2006.

To Our Clients:

Enclosed for your consideration is the Offer to Repurchase, dated September 29, 2006 (the “Offer to Repurchase”), of The Korea Fund, Inc., a non-diversified, closed-end management investment company incorporated under the laws of the state of Maryland (the “Fund”), and a related Letter of Transmittal, dated September 29, 2006 (which, together with the Offer to Repurchase and any amendments or supplements thereto, collectively constitute the “Offer”), pursuant to which the Fund is offering to repurchase up to 2,696,734 (approximately 10%) of its issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”). As of September 26, 2006, 26,967,347 Shares were outstanding. The offer is to repurchase Shares in exchange for a pro rata portion of the Fund’s portfolio securities (other than securities that are not publicly traded, which would need to be registered under the Securities Act of 1933, as amended, or securities regulations applicable in other countries, if distributed in the repurchase, that may not be held other than by Korean holders, or that involve the assumption of contractual obligations or trading restrictions) (the “Portfolio Securities”) held in the Fund’s investment portfolio, subject to adjustment for fractional shares and odd lots, at a price equal to 98% of the net asset value (“NAV”) per Share determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”), the principal market in which the Shares are traded, on the business day after the day the offer expires (the “Repurchase Pricing Date”). The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Repurchase and the related Letter of Transmittal. The Offer will expire at midnight, Eastern time, on October 27, 2006, unless extended (the “Expiration Date”).

The Offer to Repurchase and the Letter of Transmittal are being forwarded to you for your information only and cannot be used by you to tender Shares held by us for your account. We are the holder of record of Shares held for your account. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND ONLY PURSUANT TO YOUR INSTRUCTIONS.

Your attention is called to the following:

(1) The purchase price to be paid for the Shares is an amount per Share equal to a pro rata portion of the Fund’s Portfolio Securities, subject to adjustment for fractional shares and odd lots, at a price equal to 98% of the NAV per Share determined as of the close of the regular trading session of the NYSE on the Repurchase Pricing Date.

(2) The Offer is not conditioned upon any minimum number of Shares being tendered.

(3) Upon the terms and subject to the conditions of the Offer, the Fund will repurchase all Shares validly tendered on or prior to midnight, Eastern time, on the Expiration Date.

(4) No fees or commission will be payable to the Fund in connection with the Offer. However, a broker, dealer or other person may charge a fee for processing the transactions on behalf of shareholders. Additionally, as set forth in Instruction 7, “Korean Securities Transaction Tax and U.S. Securities Transfer Taxes,” of the Letter of Transmittal, the Korean securities transaction tax and any other securities transfer taxes, if any, to be paid by participating shareholders with respect to the transfer of Portfolio Securities shall be deducted directly from each participating shareholder’s proceeds from the repurchase pursuant to the Offer.

(5) Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS TO US SHOULD BE FORWARDED AS PROMPTLY AS POSSIBLE IN ORDER TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE OFFER.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law.

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES IN THE OFFER. EACH SHAREHOLDER IS URGED TO READ AND EVALUATE THE OFFER AND ACCOMPANYING MATERIALS CAREFULLY.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter, and the enclosed Offer, dated September 29, 2006, relating to The Korea Fund, Inc. (the “Fund”), to repurchase up to 2,696,734 shares of its issued and outstanding common stock, par value $0.01 per share (the “Shares”).

This will instruct you to tender to the Fund the number of Shares indicated below (which are held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer that you have furnished to the undersigned.

AGGREGATE NUMBER OF SHARES TO BE TENDERED:
           SHARES
ENTER NUMBER OF SHARES TO BE TENDERED.

ODD LOTS

This section is to be completed ONLY if Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of not more than 99 Shares. The undersigned:

☐	Is the beneficial or record owner of an aggregate of not more than 99 Shares, all of which are being tendered; and, hereby represents that the above indicated information is true and correct as to the undersigned.

SIGN HERE

Account Number: _ _	Signature: _ _

Dated: _ _

Name(s) and Address(es) (Please print.)

Area Code and Telephone Number

Taxpayer Identification Number or Social Security Number.